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                              Exhibit 11

                  WATERS CORPORATION AND SUBSIDIARIES
        STATEMENT REGRARDING COMPUTATION OF PER SHARE EARNINGS
               (In thousands, except per share amounts)

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
Primary earnings per share                                 For the three              For the six
                                                            months ended              months ended
                                                       ---------------------      --------------------
                                                       June 30,     June 30,      June 30,    June 30,
                                                          1997         1996          1997        1996


Common stock outstanding, beginning of period           28,930       28,796        28,923      28,796
Weighted average common stock equivalent shares          4,843        5,193         4,884       5,114
Weighted average shares issued upon exercise of             48           63            22          32
stock options
Less: Assumed purchase of treasury shares               (2,261)      (2,270)       (2,115)     (2,588)
                                                        ------       ------        ------      ------
Weighted average number of common shares                31,560       31,782        31,714      31,354
                                                        ======       ======        ======      ======

Income (loss) before extraordinary item                $14,759      $(9,854)      $27,097     $(1,679)
Extraordinary loss on early retirement of debt               -      (22,264)            -     (22,264)
                                                       -------       ------        ------      ------
Net income (loss)                                      $14,759     $(32,118)      $27,097    $(23,943)
Less: accretion of and 6% dividend on preferred            234          229           468         458
stock                                                  -------       ------        ------      ------
Net (loss) income available to common                  $14,525     $(32,347)      $26,629    $(24,401)
stockholders                                           =======       ======        ======      ======

Income (loss) before extraordinary item per              $0.46       $(0.32)        $0.84      $(0.07)
common share
Extraordinary loss per common share                          -        (0.70)            -       (0.71)
                                                       -------       -------        -----      ------
Net income (loss) per common share                       $0.46       $(1.02)        $0.84      $(0.78)
                                                       =======       =======        ======     ======





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